EXHIBIT 10.3

ZIVO BIOSCIENCE, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Zivo Bioscience, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for such Eligible Director’s service upon and following October 12, 2021 (the “Effective Date”). An Eligible Director may decline all or any portion of such compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be, subject to compliance with all applicable laws. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins or resigns from the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and for new Board members, regular full quarterly payments thereafter. Eligible Directors may elect to receive vested shares of the Company’s common stock in lieu of the following retainers on the date on which such retainers would otherwise have been paid in cash in accordance with the terms and conditions of the Plan (as defined below).

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Non-Executive Chair (in addition to above retainer): $5,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $4,000

b.	Member of the Compensation Committee: $4,000

c.	Member of the Nominating and Governance Committee: $4,000

Members of Committees acting as Committee Chair will receive an additional $2,000 retainer.

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Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan or any other equity incentive plan then-maintained by the Company (the “Plan”), subject to the approval of the Plan by the Company’s stockholders. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan; provided that to the extent vested, such stock options shall remain exercisable for up to 12 months following such termination of service).

1. Annual Equity Award:

On the date of each annual stockholder meeting of the Company that occurs beginning with calendar year 2021, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase shares of the Company’s common stock with an approximate target value on the date of grant equal to $50,000 (the “Annual Grant”). The shares subject to the Annual Grant will vest in four equal installments, the first three on the three-month, six-month and nine-month anniversary of the date of grant, and the fourth on the day prior to the subsequent annual stockholder meeting which will be the term of that service for that grant.

2. Initial Equity Award:

From and after the 2021 annual stockholder meeting, if an individual first becomes an Eligible Director other than on the date of an annual stockholder meeting of the Company, each such Eligible Director automatically, and without further action by the Board or Compensation Committee of the Board, if any, will be granted, on the date that he or she is first elected or appointed to the Board (or, if such date is not a market trading day, the first market trading day thereafter), an initial annual equity award with an aggregate target value equal to the pro rated target value of the Annual Grant to reflect a reduction for each month prior to the date of grant that has elapsed since the preceding annual stockholder meeting of the Company, calculated in the same manner as the Annual Grant.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in the Plan or any limitations contained in any successor plan.

Expenses

The Company will reimburse each Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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